Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-15369 and 333-52794), pertaining to the Amended and Restated 1996 Employee Stock Purchase Plan and the 2000 Stock Option Plan, respectively, of Convera Corporation (Form S-3 No. 333-34705), pertaining to the Prospectus of Convera Corporation for the registration of 2,000,000 shares of its common stock (Form S-4 No. 333-51072), pertaining to the Prospectus of Convera Corporation for the registration of 45,231,390 shares of its common stock, of our report dated February 18, 2005, except for Note 17, as to which the date is March 23, 2005, with respect to the consolidated financial statements of Convera Corporation included in the Annual Report (Form 10-K) for the year ended January 31, 2005.

/s/ ERNST & YOUNG LLP

McLean, Virginia March 30, 2005